UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Carvana Co.

(Exact name of registrant as specified in its charter)

Delaware	81-4549921
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

300 E. Rio Salado Parkway, Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: _____________(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is filed by Carvana Co., a Delaware corporation (the “Company”), to reflect the expiration of the Company’s preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on January 17, 2023 (the “Registration Statement”). This Amendment No. 1 to Form 8-A amends and supplements the information set forth in the Registration Statement and is being filed by the Company to deregister the Rights.

Item 1.	Description of Registrant’s Securities to be Registered.

The Company previously filed the Registration Statement in connection with the Rights and that certain Section 382 Rights Agreement (the “Tax Asset Preservation Plan”), dated as of January 16, 2023, as Amended and Restated as of July 18, 2023, by and between the Company and Equiniti Trust Company, LLC, as successor in interest to American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent. On June 3, 2024, the Company set a final expiration date for the Rights of June 4, 2024. As a result, the Rights expired and the Tax Asset Preservation Plan terminated on June 4, 2024.

Certificate of Elimination

On June 5, 2024, the Company filed with the office of the Secretary of State of the State of Delaware a Certificate of Elimination, which, effective upon filing, eliminated the shares of Series B Preferred Stock, par value $0.01 per share, of the Company. Upon effectiveness of the filing of the Certificate of Elimination, the shares that were previously designated as Series B Preferred Stock resumed the status of authorized but undesignated shares of the Company’s preferred stock.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Elimination of Series B Preferred Stock of Carvana Co. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 6, 2024).

4.1	Amended and Restated Section 382 Rights Agreement, dated as of July 18, 2023, by and between Carvana Co. and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 10.5 to Carvana Co.’s Quarterly Report on Form 10-Q filed with the SEC July 19, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CARVANA CO.

By:	/s/ Paul Breaux
	Name:	Paul Breaux
	Title:	Vice President, General Counsel, and Secretary

Date: June 6, 2024